Date: May 15, 2008
                                                                                         Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

DONALD L. CORRELL ELECTED TO
NEW JERSEY RESOURCES BOARD OF DIRECTORS

WALL, N.J. – New Jersey Resources (NJR) today announced the election of Donald L. Correll to its board of directors. Mr. Correll is president and chief executive officer at American Water, the largest water services provider in North America.

“Don Correll is an accomplished leader who has earned a well-deserved reputation for professional excellence and exceptional service in the water utility industry. His extensive industry experience will be a welcome addition to our board,” said Laurence M. Downes, chairman and CEO of NJR. “Don’s unique insight and understanding of the issues facing utilities today will be a tremendous asset for our company going forward.”

For more than three decades, Mr. Correll has held leadership roles in the water industry. As president and CEO of American Water, he leads a team of nearly 7,000 employees who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states as well as Ontario, Canada.

Before joining American Water, Mr. Correll served as president and CEO of Pennichuck Corp., a New Hampshire-based water utility holding company. Prior to that he spent 25 years with United Water Resources, a leading investor-owned water services company, where he served as chairman, president and CEO from 1991 through 2001. Under his direction, the company's market capitalization increased from $400 million to $1.8 billion and its revenue base grew from $150 million to $500 million. He is also credited with expanding the United Water customer base from 1 million in two states to 7.5 million in 19 states.

He also serves on the boards of a variety of civic, professional and business organizations, including the Environmental Financial Advisory Board of the U.S. Environmental Protection Agency and the National Association of Water Companies. In addition, he is a member of the board of directors of HealthSouth Corporation and is a commissioner of the New Jersey Water Supply Authority.

Mr. Correll is a graduate of The Pennsylvania State University and New York University, where he earned a bachelor's degree in accounting and master's in business administration in finance, respectively. He is also a certified public accountant in New York.

New Jersey Resources (NYSE:NJR), a Fortune 1000 company, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas serves more than 482,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the wholesale energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

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